Exhibit 11

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form 1-A (File number yet to be assigned) of our audit report dated February 7, 2022, with respect to the balance sheets of Oncolyze, Inc. as of June 30, 2021 and 2020, and the related statements of operations, stockholders’ deficit, and cash flows for each of the two years then ended. Our report dated February 7, 2022, relating to aforementioned financial statements, includes an emphasis paragraph relating to substantial doubt to the Company's ability to continue as a going concern.

Fruci & Associates II, PLLC

Spokane, WA

May 20, 2022